Exhibit 23.1

Consent of McGladrey LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Revolution Lighting Technologies, Inc. of our report dated April 16, 2013, relating to our audits of the consolidated financial statements, which appear in the Annual Report on Form 10-K of Revolution Lighting Technologies, Inc. for the year ended December 31, 2012.

/s/ McGladrey LLP

Charlotte, NC

May 20, 2013